EXHIBIT 99.1

ALEXANDER’S, INC. 2006 OMNIBUS STOCK PLAN
DEFERRED STOCK UNIT GRANT AGREEMENT

DEFERRED STOCK UNIT GRANT AGREEMENT (the “Grant Agreement”) made as of date set forth on Schedule A  hereto between ALEXANDER’S, INC., a Delaware corporation (the “Company”), and the director of the Company’s Board  named on Schedule A  (the “Grantee”).

RECITALS

A.        In accordance with the Alexander’s, Inc. 2006 Omnibus Stock Plan, as it may be amended or modified from time to time (the “Plan”), the Company desires in connection with the Grantee’s service as a member of the Board of Directors of the Company, to provide the Grantee with an opportunity to acquire the Company’s common shares, par value $1.00 per share (the “Shares”), and thereby provide additional incentive for the Grantee to promote the progress and success of the business of the Company and its subsidiaries.

B.        Schedule A  hereto sets forth certain significant details of the deferred stock unit grant herein and is incorporated herein by reference.  Capitalized terms used herein and not otherwise defined have the meanings provided by the Plan.

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

AGREEMENT

1.                  Grant of Restricted Stock.  On the terms and conditions set forth herein, as well as the terms and conditions of the Plan, the Company hereby grants to the Grantee such number of deferred stock units as is set forth on Schedule A  (the “DSUs”).  Each DSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to Grantee, subject to the terms and conditions of this Grant Agreement, one Share on the Delivery Date as provided herein.  Until such delivery, Grantee shall have only the rights of a general unsecured creditor and no rights as a shareholder of the Company.  This grant is subject to all terms and provisions of the Plan and this Grant Agreement.

2.                  Delivery.

(a)                In General.  Except as provided below in this Paragraph 2 and subject to Paragraphs 5 and 12, the Delivery Date shall be on the third business day following the date on which Grantee ceases to be a member of the Board of Directors of the Company.

(b)               Death.  Notwithstanding any other Paragraph of this Grant Agreement (except Paragraph 12), if Grantee dies prior to the Delivery Date, the Shares corresponding to Grantee’s outstanding DSUs shall be delivered to the representative of Grantee’s estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.  The Committee may adopt procedures pursuant to which Grantee may be permitted to specifically bequeath some or all of his or her outstanding DSUs under Grantee’s will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).

3.                  Dividend Equivalent Rights.  Prior to the delivery of Shares pursuant to this Grant Agreement, at the time of distribution of any regular cash dividend paid by the Company in respect of the Common Stock, Grantee shall be entitled to receive an amount in cash equal to such regular cash dividend payment as would have been made in respect of the Shares not yet delivered, as if the Shares had been actually delivered.

4.                  Non-transferability.  Except as may otherwise be provided in this Paragraph or as otherwise may be provided by the Committee, the limitations set forth in Section 14 of the Plan shall apply to this Grant.  Any purported transfer or assignment in violation of the provisions of this Paragraph 4 or Section 14 of the Plan shall be void.  The Committee may adopt procedures pursuant to which Grantee may transfer some or all of his or her DSUs through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.

5.                  Withholding, Consents and Legends.

(a)                The delivery of Shares is conditioned on Grantee’s satisfaction of any applicable withholding taxes in accordance with Section 13 of the Plan.  The Grantee may elect to satisfy its withholding obligation due on delivery of Shares by having the Company retain from that delivery the number of Shares whose fair market value equals the amount required to be withheld.

(b)               Grantee’s rights in respect of the DSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable.

(c)                The Company may affix to Certificates representing Shares issued pursuant to this Grant Agreement any legend that the Committee determines to be necessary or advisable.  The Company may advise the transfer agent to place a stop order against any legended Shares.

6.                  Notice.  Any notice to be given to the Company shall be addressed to the Secretary of the Company at 888 Seventh Avenue, New York, New York 10019 and to the Chief Financial Officer at 210 Route 4 East, Paramus, New Jersey 07652 and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

7.                  Governing Law.  This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without references to principles of conflict of laws.

8.                  Successors and Assigns.  This Grant Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and any successors to the Grantee by will or the laws of descent and distribution, but this Grant Agreement shall not, except as provided in Paragraph 4, be assignable or otherwise subject to hypothecation by the Grantee.

9.                  Severability.  If, for any reason, any provision of this Grant Agreement is held invalid, such invalidity shall not affect any other provision of this Grant Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Grant Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Grant Agreement, shall to the full extent consistent with law continue in full force and effect.

10.              Amendments; Plan Governs.  This Grant Agreement may not be amended except in writing signed by the Company and the Grantee.  Notwithstanding the foregoing, this Grant Agreement may be amended in writing signed only by the Company to:  (a) correct any errors or ambiguities in this Grant Agreement; and/or (b) to make such changes that do not materially adversely affect the Grantee’s rights hereunder.  This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company.  This Agreement and the Plan constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.  In the event of a conflict between this Grant Agreement and the Plan, the Plan shall govern.

11.              No Right to Continued Employment or Service.  Nothing herein shall imply that any right of the Grantee to remain in the service of the Company, whether as an employee, director or in any other capacity.

12.              Compliance of Grant Agreement and Plan with Section 409A.  The provisions of this Paragraph 12 apply to Grantee only if Grantee is a United States taxpayer.

(a)                References in this Grant Agreement to “Section 409A” refer to Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.  This Grant Agreement and the Plan provisions that apply to this Grant are intended and shall be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A (“409A deferred compensation”), whether by reason of short-term deferral treatment or other exceptions or provisions).  The Committee shall have full authority to give effect to this intent.  To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan and this Grant Agreement, the provisions of this Grant Agreement shall govern, and in the case of any conflict or potential inconsistency between this Paragraph 12 and the other provisions of this Grant Agreement, this Paragraph 12 shall govern.

(b)               Delivery of Shares shall not be delayed beyond the date on which all applicable conditions or restrictions on delivery of Shares in respect of Grantee’s DSUs required by this Grant Agreement (including, without limitation, those specified in Paragraphs 5(a) and (b)) are satisfied, and shall occur by December 31 of the calendar year in which the Delivery Date occurs unless, in order to permit such conditions or restrictions to be satisfied, the Committee elects, pursuant to Treasury Regulations section (“Reg.”) 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of Shares to a later date as may be permitted under Section 409A, including, without limitation, Regs. 1.409A-2(b)(7) and 1.409A-3(d).

(c)                Notwithstanding the provisions of Paragraph 2(a), to the extent necessary to comply with Section 409A, any Shares that the Company may deliver in respect of Grantee’s DSUs shall not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including, without limitation and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).

(d)               Notwithstanding the timing provisions of Paragraph 3 (b), the delivery of Shares referred to therein shall be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).

(e)                Notwithstanding any provision of Paragraph 3 to the contrary, the dividend equivalent rights described in Paragraph 3 with respect to each of Grantee’s outstanding DSUs shall be paid to Grantee within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by the Company in respect of a Share the record date for which occurs on or after the Grant Date.  The payment shall be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Shares underlying such outstanding DSUs.

(f)                Delivery of Shares in respect of this grant may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any grant that constitutes 409A deferred compensation, only to the extent that the later delivery is permitted under Section 409A).

13.              Headings.  The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Grant Agreement.

14.              Counterparts.  This Grant Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

[signature page follows]

IN WITNESS WHEREOF, this Deferred Stock Unit Grant Agreement has been executed by the parties hereto as of the date and year first above written.

ALEXANDER’S, INC.

By:
Name:
Title:

Grantee

SCHEDULE A TO

DEFERRED STOCK UNIT GRANT AGREEMENT

Date of Deferred Stock Unit Grant Agreement:

Name of Grantee:

Number of Deferred Stock Units (“DSUs”) Subject to Grant:

Grant Date:

Initials of Company representative:

Initials of Grantee: